Exhibit 10.21

NimbleGen Systems, Inc.

One Science Ct.

Madison, WI 53711

January 5, 2004

Mr. Daniel Clutter

946 Lewis Place

Geneva, IL 60134

Dear Dan:

This letter will confirm our agreement with respect to the terms of your employment by NimbleGen Systems Inc. (the “Company”). We have agreed as follows:

1. Terms of Employment and Duties. You will be employed by the Company as Director of Sales starting on January 1, 2004. The terms of this letter, if not earlier accepted, will expire January 8, 2004 at 5:00P.M. During the term of your employment, you agree to devote your best efforts and all of your business time, attention and skill to the business and affairs of the Company as required by its business needs.

2. Compensation.

(a) Base Salary. During the term of your employment, the Company will pay you a salary at the rate of $110,000 per annum, payable according to the regular payroll practices of the Company.

(b) Commission. During the first year of your employment, and annually thereafter as determined by the Board of Directors, you will be eligible to receive a commission based upon the Commission Program described in Exhibit A attached hereto and made part hereof.

(c) Withholding and Other Taxes. The Company will deduct from the payments to be made to you under this agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this agreement are stated before any such deduction.

(d) Stock Options: As a key member of the NimbleGen team, you will be entitled to participate in the Company’s Incentive Stock Option Plan which is administered by the Company’s Board of Directors. You will initially receive an option to purchase Fifty Thousand (50,000) shares of NimbleGen common stock. The specific terms of this option are delineated in the Stock Option Agreement and in the Plan Document. These options will vest in 4 phases: 25% on each of the first four anniversaries of your first day of employment. In addition, based on your ability to increase the value of the Company, the Board of Directors may be in a position to authorize the issuance of additional stock options. The intent here is to give you the opportunity to work with us to build a highly successful company and give you the opportunity to own potentially highly valuable stock.

3. Expenses and Benefits.

(a) Expenses. The Company will pay or reimburse you for all reasonable automobile, travel, entertainment and like expenses ordinarily and necessarily incurred by you in furtherance of the Company’s business. You will be required to submit an itemized account of such expenditures and such proof as may be necessary (in accordance with the Company’s policy and IRS regulations) to establish to the satisfaction of the Company that such expenses were ordinary and necessary expenses incurred by you in furtherance of the business of the Company. Additionally, the Company will reimburse you reasonable hotel costs while staying in the Madison, Wisconsin area.

(b) Fringe Benefits. During the term of your employment, you will be entitled to participate in any vacation, health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to other exempt employees of the Company. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. You also will be entitled to vacations during the term of your employment in accordance with the Company’s policies as in effect from time to time for other exempt employees of the Company. Copies of any plans or other documents describing these benefits will be provided to you upon request.

4. Employment, Confidential Information, Invention Assignment, and Arbitration Agreement: As consideration for your employment at NimbleGen, you will be required to sign the Company’s Employment, Confidential Information, Invention Assignment and Arbitration Agreement. A copy of this agreement is enclosed for your signature. Please contact me if you have any questions.

5. Indemnification. The Company agrees to indemnify you and hold you harmless from and against any loss, cost, expense or other damage (including without limitation reasonable attorneys’ fees) suffered by you resulting from, arising out of or incurred with respect to any claim of patent infringement which arises out of your consulting services for or employment with the Company.

6. Termination. Your employment by the Company is at will and may be terminated at any time by you, with 14 days prior written notice, or by the Company. Nothing contained in this letter, the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, or the Stock Purchase Agreement will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time. Upon your termination of employment, the Company will pay to you your salary through your date of termination and such other benefits in which you are vested or

Phone: 608-218-7600	info@nimblegen.com
FAX: 608-218-7601	www.nimblegen.com

are otherwise entitled through the date of your termination. Except as expressly provided above, the Stock Purchase Agreement or by law, the Company will have no further obligations to you following your termination of employment.

7. Miscellaneous.

(a) This agreement will be binding on the Company and its successors and will insure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

(b) This agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without application of conflict of law principles.

(c) This agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you for the Company or your compensation for such services, and all such prior agreements are null and void.

(d) Any notice required or permitted to be given under this agreement will be in writing and will be deemed given by: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:

if to the Company:

President and Chief Executive Officer

NimbleGen Systems Inc.

1 Science Court

Madison, WI 53711

with a copy to:

Kenneth C. Hunt Esq.

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

and if to you:

Mr. Daniel Clutter

946 Lewis Place

Geneva, IL 60134

Phone: 608-218-7600	info@nimblegen.com
FAX: 608-218-7601	www.nimblegen.com

(e) The Agreement may be amended or modified only upon the written consent of the Company and you.

(f) You hereby represent and warrant to the Company that (a) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any employment or other agreement to which you are a party or by which you are bound, and (b) you are not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement or to perform any of your obligations or duties hereunder.

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company, together with an executed copy of the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Very truly yours,

NIMBLEGEN SYSTEMS INC.

/s/ Thomas Palay
Thomas Palay Vice Chairman

I confirm my agreement with the terms and conditions of letter.

/s/ Daniel Clutter
Date: January 7, 2004

Phone: 608-218-7600	info@nimblegen.com
FAX: 608-218-7601	www.nimblegen.com

EXHIBIT A

COMMISSION PROGRAM

Pursuant to the Commission Program, NimbleGen will pay Sales Commissions to you at a Sales Commission Rate as indicated in the Calendar Metrics indicated below on sales of products and services in excess of the Threshold, during the calendar year (“Eligible Sales”). Net Sales are the amount of Eligible Sales excluding sales discount, shipping charges and sales tax, made in excess of the Threshold. Net Sales do not include revenues from sources other than for the sales of products and services and excludes, inter alia, grants from the United States Government and Agencies thereof. It does not include revenues of the Company’s subsidiaries.

Commission is payable in the quarter subsequent to year-end. Commission is paid only on Net Sales that are shipped and for which the Company has received payment. Products returned or rejected by the customer are credited in the quarter the return or rejection occurs. The Company is the final authority on what constitutes Net Sales. The Company will evauate this Commission program after the initial year and may modify, change or eliminate the program.

Calendar 2004 Metrics

Threshold $10,000,000
Sales Commission Rate
First $1,000,000 of Net Sales	… One Percent
Sales in excess of the first $1,000,000 of Net Sales	… Two Percent

Phone: 608-218-7600	info@nimblegen.com
FAX: 608-218-7601	www.nimblegen.com